Exhibit 99.1

NEWS RELEASE	CONTACTS	James R. Segreto Chief Financial Officer SPAR Group, Inc. (914) 332-4100

Roger S. Pondel / Judy Lin Sfetcu PondelWilkinson Inc. (310) 279-5980

TARRYTOWN, NY — March 6, 2009 — SPAR Group, Inc. (NASDAQ:SGRP) today reported significant increases in net revenues and net income for the year ended December 31, 2008 compared with 2007, although results for the 2008 fourth quarter were below the prior year period.

For the 2008 fourth quarter, the company recorded net income of $467,000, equal to $0.02 per diluted share, which included an expense concession of $400,000 from an affiliate compared with net income of $1.5 million, or $0.08 per diluted share, for the same period in 2007. Net revenues were $16.0 million, compared with $18.4 million for the 2007 fourth quarter.

Operating income for the fourth quarter ended December 31, 2008 was $487,000, compared with $1.4 million in the corresponding period last year. Selling, general and

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administrative expenses for the 2008 fourth quarter were reduced to $5.0 million from $5.1 million a year ago.

Revenue in the U.S. for SPAR Group’s 2008 fourth quarter was $8.0 million, compared with $9.4 million a year ago. U.S. operations reported net income of $973,000 for the 2008 fourth quarter, compared with $1.8 million for the same period last year.

International revenue for quarter ended December 31, 2008 was $8.0 million, compared with $9.0 million for the same quarter last year. The net loss in 2008 for the international division increased to $506,000 from a net loss of $359,000 last year, primarily due to additional tax expense resulting from a change in tax filing status in Japan.

For the year ended December 31, 2008, the company reported improvements in all areas. Revenues advanced 14.7% to $69.6 million from $60.7 million for the prior year. SPAR Group recorded net income of $102,000 for 2008, or $0.01 per share, which included $458,000 in non-recurring litigation costs, an expense concession of $900,000 from its affiliates, and $170,000 in tax benefits compared with a net loss of $2.5 million, or $0.13 per share, for 2007. Operating income for 2008 improved to $1.5 million, compared with an operating loss of $2.0 million in 2007. Selling, general and administrative expenses for 2008 were reduced 9.5% to $18.5 million from $20.5 million a year ago.

     For the year ended December 31, 2008, revenue in the U.S. advanced 4.7% to $30.8 million from $29.4 million in 2007. The company posted net income of $215,000 from its U.S. operations for 2008, compared with a net loss of $1.5 million for 2007.

International revenues for the full 2008 year increased 24.0% to $38.8 million from $31.3 million for 2007. The international division posted 2008 net loss of $113,000, down sharply from a net loss of $979,000 last year.

     “The improved results for the full year 2008 were attributable to continued growth in revenue and profitability over the prior year losses from both the US and International operations,” said Gary Raymond, president and chief executive officer. “Results for the year also benefitted from new business opportunities and continued close attention to cost controls throughout the company.”

“The effects of the economic downturn were exacerbated for SPAR Group, as

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with many organizations, in the fourth quarter,” Raymond said. “As our team works diligently to weather the current challenges, we believe our innovative, technology-driven products and services are needed more than ever today, and we are working closely with manufacturer and retailer customers to help them achieve their sales objectives on a cost effective basis.”

About SPAR Group

SPAR Group, Inc. is a diversified international marketing services company, providing a broad array of services to help companies improve their sales, operating efficiency and profits at retail worldwide. The company provides in-store merchandising, in-store event staffing, RFID and other technology, as well as research, to manufacturers and retailers covering all product classifications and all classes of trade, including mass market, drug store, convenience store and grocery chains. The company operates throughout the United States and internationally in Japan, Canada, Turkey, South Africa, India, Romania, China, Lithuania, Latvia, Estonia, Australia and New Zealand. For more information, visit SPAR Group’s Web site, www.sparinc.com.

Certain statements in this news release are forward-looking, and the company’s actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation), the continued strengthening of SPAR Group’s selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of these and other factors that could affect future results, performance or trends are discussed in SPAR Group’s annual report on Form 10-K , quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.

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	Three Months Ended		Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Net revenues	$15,976	$18,432	$69,611	$60,716
Cost of revenues	10,248	11,730	48,688	41,468
Gross profit	5,728	6,702	20,923	19,248

Selling, general and administrative expenses	4,971	5,126	18,514	20,466
Depreciation and amortization	270	197	939	768
Operating income (loss)	487	1,379	1,470	(1,986)

Interest expense	74	68	328	315
Other (income) expense	(194)	12	671	39
Income (loss) before provision (benefit) for income taxes and minority interests	607	1,299	471	(2,340)
Provision (benefit) for income taxes	527	(63)	532	157
Income (loss) before minority interest	80	1,362	(61)	(2,497)

Minority interest (income) expense	(387)	(88)	(163)	47
Net income (loss)	$467	$1,450	$102	$(2,544)

Basic/diluted net income (loss) per common share:

Net income (loss) – basic/diluted	$0.02	$0.08	$0.01	$(0.13)

Weighted average common shares – basic	19,139	19,089	19,130	19,011

Weighted average common shares – diluted	19,179	19,298	19,315	19,011

	December 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$1,782	$1,246
Accounts receivable, net	13,110	13,748
Prepaid expenses and other current assets	1,446	975
	16,338	15,969
Total current assets

Property and equipment, net	1,804	1,528
Goodwill	798	798
Other assets	1,806	1,648
Total assets	$20,746	$19,943

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$4,589	$3,631
Accrued expenses and other current liabilities	4,911	3,981
Accrued expense due to affiliates	1,398	2,107
Customer deposits	582	580
Lines of credit	5,494	6,119

Total current liabilities	16,974	16,418

Minority interest and other long-term liabilities	593	975
Total liabilities	17,567	17,393

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value:
Authorized shares-3,000,000
Issued and outstanding shares-554,402	6	-
Common stock, $.01 par value:
Authorized shares-47,000,000
Issued and outstanding shares-
19,139,365 - December 31, 2008
19,089,177 - December 31, 2007	190	191
Treasury stock	(1)	(1)
Additional paid-in capital	12,822	11,982
Accumulated other comprehensive loss	(361)	(43)
Accumulated deficit	(9,477)	(9,579)
Total stockholders' equity	3,179	2,550
Total liabilities and stockholders' equity	$20,746	$19,943